Exhibit 99.1

CONTACTS:
Tim Perrott	Danny Jovic
Investor Relations	Media Relations
561-438-4629	561-438-1594
Timothy.Perrott@officedepot.com	Danny.Jovic@officedepot.com

Office Depot Appoints Quincy Allen and Shashank Samant

to Company’s Board of Directors

Boca Raton, FL, February 6, 2020 – Office Depot, Inc. (NASDAQ:ODP), a leading B2B integrated distribution platform of business services, products and technology solutions, today announced the appointment of Quincy Allen and Shashank Samant to the Company’s Board of Directors. These appointments expand the Board to ten directors.

“We are pleased to welcome Quincy and Shashank to the Office Depot Board,” said Joseph S. Vassalluzzo, Office Depot’s Chairman of the Board of Directors. “Their vast knowledge and proven expertise in the technology services and product innovation industries will have a positive impact to Office Depot’s transformation and growth initiatives.”

Allen has over 35 years of leadership experience in the technology services industry, most recently serving as IBM’s Go-To-Market Leader of Cognitive Process Services and Chief Marketing Officer for IBM Cloud from 2015 to 2018. Prior to joining IBM, Allen served as Chief Marketing and Strategy Officer at Unisys Corporation, a global information technology company, and Chief Executive Officer at Vertis Communications, a direct marketing and advertising company. Prior to Vertis, Allen held several leadership positions with Xerox Corporation, including serving as President of the Global Business and Strategic Marketing Group and President of Production Systems Group, as well as Vice President of Xerox Corporation.

Allen earned a bachelor's degree in electrical engineering from Northeastern University and a master's degree in business administration from University of Rochester. He previously served as a board member of NCR Corporation and Gateway, Inc.

Samant brings over 30 years of technology, product development and services experience, and currently serves as President and Chief Executive Officer of GlobalLogic Inc., since 2011. GlobalLogic is a leader in digital product engineering helping enterprises design and develop innovative products, platforms and digital experiences. Prior to joining GlobalLogic, Samant was President of Ness Technologies, an IT services company, where he founded and built their product engineering services business. Prior roles include leading professional services for Hewlett-Packard’s Verifone business and establishing IBM’s first India-based engineering lab, globalizing the company’s R&D and software engineering efforts. Samant holds a bachelor’s degree in Computer Science and Engineering from University of Pune, India.

“Quincy and Shashank are technology services experts, each playing a key role in service-led transformations,” said Gerry Smith, Office Depot’s Chief Executive Officer. “Their demonstrated leadership in innovative technology and business development will bring valuable and innovative perspectives to our business.”

About Office Depot, Inc.

Office Depot, Inc. (NASDAQ:ODP) is a leading provider of business services, products and technology solutions to small, medium and enterprise businesses, through a fully integrated B2B distribution platform of approximately 1,300 stores, online presence, and dedicated sales professionals and technicians. Through its banner brands Office Depot®, OfficeMax®, CompuCom® and Grand&Toy®, as well as others, the Company offers its customers the tools and resources they need to focus on their passion of starting, growing and running their business. For more information, visit news.officedepot.com and follow @officedepot on Facebook, Twitter and Instagram.

Office Depot is a trademark of The Office Club, Inc. OfficeMax is a trademark of OMX, Inc. CompuCom is a trademark of CompuCom Systems, Inc. Grand&Toy is a trademark of Grand & Toy, LLC in Canada. ©2019 Office Depot, Inc. All rights reserved. Any other product or company names mentioned herein are the trademarks of their respective owners.